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                                                                  Exhibit 99.01
        [Cardinal Health Logo]
        7000 Cardinal Place
        Dublin, OH 43017


                                                          FOR IMMEDIATE RELEASE
    CONTACTS:

Media:  Jim Mazzola                       Investors:  Jim Hinrichs
        (614) 757-3690                                (614) 757-7828
        jim.mazzola@cardinal.com                      jim.hinrichs@cardinal.com



               JEFFREY W. HENDERSON TO BECOME CARDINAL HEALTH CFO
   HENDERSON TO SUCCEED INTERIM CFO J. MICHAEL LOSH, WHO CONTINUES AS DIRECTOR

DUBLIN, OHIO, APRIL 14, 2005 - Cardinal Health, Inc. (NYSE: CAH), the leading provider of products and services supporting the health-care industry, today announced that Jeffrey W. Henderson will join the company as executive vice president and chief financial officer, succeeding interim CFO J. Michael Losh.

Henderson, 40, was most recently president and general manager of Eli Lilly Canada Inc. and previously vice president and corporate controller of Eli Lilly & Co. He will join Cardinal Health on April 18 to work with Losh before assuming the CFO position on May 15. Losh will remain on the company's board of directors.

"Jeff brings a wealth of leadership experience to Cardinal Health, including uncompromising standards for business and fiscal management and a passion for achieving the high goals he establishes," said Robert D. Walter, chairman and CEO of Cardinal Health. "Jeff mirrors the same exemplary qualities and expertise as Mike Losh, whom we thank for his service as interim CFO these past nine months. I'm pleased that Mike will continue to contribute to Cardinal Health through his position on our board of directors."

Henderson will report to Walter. Losh, who retired as CFO of General Motors Corp., has served in his interim role since late July.

Since 2003, Henderson served as head of Lilly's Canadian unit. From 2000 to 2003, he was vice president and corporate controller of Eli Lilly & Co. He joined Lilly in 1998 as vice president and corporate treasurer, based at the company's headquarters in Indianapolis, Ind.

Previously, for 10 years he held positions at General Motors Corp., including executive and managerial posts in Great Britain, Singapore, New York and Canada. He received his Bachelor of Science degree in electrical engineering from Kettering University, Flint, Mich., and his Master of Business Administration degree from Harvard Graduate School of Business Administration. Henderson is a native of St. Catharines, Ontario, Canada.


                                     -more-

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ABOUT CARDINAL HEALTH

Cardinal Health, Inc. (www.cardinalhealth.com) is the leading provider of products and services supporting the health care industry. Cardinal Health develops, manufactures, packages and markets products for patient care; develops drug-delivery technologies; distributes pharmaceuticals, medical- surgical and laboratory supplies; and offers consulting and other services that improve quality and efficiency in health care. Headquartered in Dublin, Ohio, Cardinal Health employs more than 55,000 people on six continents and produces annual revenues of more than $65 billion.



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